Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Designer Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Shares, without par value	Rule 457(c) and 457(h)	24,000,000(1)(2)	$7.04(3)	$168,960,000(3)	0.00014760	$24,938.50

Total Offering Amounts							$24,938.50

Total Fee Offsets							—

Net Fee Due							$24,938.50

(1)

Represents 24,000,000 shares of Class A common shares, no par value (the “Class A Common Shares”), of Designer Brands Inc. (the “Company”) reserved for issuance under the Designer Brands Inc. 2014 Long-Term Incentive Plan (as Amended and Restated) (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1934, as amended, this registration statement also covers an indeterminate number of additional shares of Class A Common Shares, as may be issuable pursuant to future stock dividends, stock splits or other similar transactions.

(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $7.04 per share, which is the average of the high and low prices of Class A Common Shares on June 17, 2024, as reported on the New York Stock Exchange.